EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan of our reports dated March 5, 2021, with respect to the consolidated financial statements and schedule of Park-Ohio Holdings Corp. and the effectiveness of internal control over financial reporting of Park-Ohio Holdings Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 10, 2021